Exhibit 10.3
CONSULTING AGREEMENT
     This Consulting Agreement dated as of July 18, 2008 (“Agreement’), is by and among Micro Therapeutics, Inc. d/b/a ev3 Neurovascular (“ev3” or “Company”) and Matthew M. Jenusaitis (“Jenusaitis”).
Recitals
     WHEREAS, ev3 desires to terminate Jenusaitis’s employment effective as of the close of business on July 18, 2008; and
     WHEREAS, ev3 has determined it will require limited consulting services of Jenusaitis from time to time for a period of time following the termination.
Agreement
Now therefore, in consideration of the mutual covenants and agreements hereinafter provided, the parties agree as follows:
1.	Transition to Consulting.
(a)	Jenusaitis shall continue to work as an employee of the Company on a full-time basis until July 18, 2008, on which date, effective as of the close of business, Jenusaitis’s employment with the Company will terminate (the “Termination Date”).

(b)	From July 19, 2008 through July 18, 2009 (the “Consulting Term”), Jenusaitis will work as a consultant to the Company, performing services for the Company from time to time at the Company’s request. During this time, Jenusaitis will have the title of Consultant and will report to the Chief Executive Officer of Company.

(c)	Jenusaitis and the Company intend and agree that, as of July 19, 2008, an independent contractor relationship shall be created by this Agreement. Jenusaitis shall not be considered an agent or employee of the Company for any purpose. Jenusaitis shall not have any right or authority to bind or commit the Company to any legal obligation whatsoever. Jenusaitis shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs as an active employee.

(d)	The parties understand and agree that Jenusaitis’s status as Consultant will qualify him as a “service provider” under the plan or plans under which stock options and/or grants have been made to him. Jenusaitis’s rights as a “service provider” will be governed according to the terms of those respective plans.
2.	Scope of Consulting Services. During the Consulting Term, Jenusaitis shall consult on projects as agreed upon with the Chief Executive Officer of the Company.

3.	Compensation. Jenusaitis shall receive a nonrefundable consulting fee of $1000 per month, for twelve (12) consecutive months beginning on July 19, 2008, payable in advance on or about the 19th of each month. For purposes of this Consulting Agreement, a “month” shall run from the 19th of a calendar month to the 18th of the following calendar month. The Company will be entitled to request and receive up to ten (10) hours of Consulting Services from Jenusaitis during each such month. Should the Company request and receive additional services to be performed by Jenusaitis hereunder in excess of ten (10) hours during any such month, the Company will compensate Jenusaitis at the rate of $150 per hour for such additional services. All such additional services shall be approved in advance by the Chief Executive Officer of the Company. The Company shall not be responsible for withholding taxes from any such payments to Jenusaitis in connection with these Consulting Services. In addition to the consulting fee, the Company will promptly reimburse Jenusaitis for all reasonable expenses incurred by him in the performance of such Consulting Services, including, but not limited to, transportation, lodging, meals, and other related expenses.

4.	Termination. This is an “at will” Agreement. Either party may terminate this Agreement at any time upon ten (10) days prior written notice.

5.	Further Responsibilities and Duties.
(a)	Compliance with Company Policies. Jenusaitis shall, at all times, comply with all policies, rules, and procedures of the Company which include, but are not limited to, ev3’s Code of Conduct, Corporate Compliance Policy, and Insider Trading Policy. By Jenusaitis’s signature below, Jenusaitis acknowledges that Jenusaitis has received, read, and agrees to abide by, each of the foregoing policies.

(b)	Duty of Loyalty. In all aspects of Jenusaitis’s Consulting Services with the Company, Jenusaitis shall act in the utmost good faith, deal fairly with the Company, and fully disclose to the Company all information that the Company might reasonably consider to be important or relevant to the Company’s business. Jenusaitis further agrees that during the Consulting Term, Jenusaitis shall not engage in any conduct that might result in, or create the appearance of using Jenusaitis’s position for Jenusaitis’s private gain, or otherwise create a conflict of interest, or the appearance of a conflict of interest, with the Company. Such prohibited conduct includes, but is not limited to, having an undisclosed financial interest in any vendor or supplier of the Company or its affiliates, accepting payments of any kind or gifts other than of a nominal value from vendors, customers, or suppliers, or having an undisclosed relationship with a family member or other individual who is employed by any entity in active or potential competition with the Company or its affiliates, and which creates a conflict of interest.

(c)	No Conflicting Employment. During the term of this Consulting Agreement, Jenusaitis agrees that he will not engage in any other employment, occupation or consulting directly related to the business in which the Company or its affiliates is now involved, or to any business in which the Company or its affiliates becomes involved during the Consulting Term, to the extent that the nature of such business is disclosed to Jenusaitis.
6.	Nondisclosure of Confidential and Proprietary Information.
(a)	Definition of Confidential and Proprietary Information. “Confidential and Proprietary Information” means any and all information, whether oral, written, or committed to Jenusaitis’s memory that is not generally known by persons not employed by, or parties to contracts with the Company or its affiliates, whether prepared by the Company, its affiliates or Jenusaitis, including but not limited to:
(i)	inventions, designs, discoveries, works of authorship, improvements, or ideas, whether or not patentable or copyrightable, methods, processes, techniques, shop practices, formulae, compounds, or compositions developed or otherwise possessed by the Company or its affiliates;

(ii)	the subject matter of the Company’s and its affiliates’ patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, and other intellectual property to the extent that such information is unavailable to the public;

(iii)	the subject matter and the terms and conditions of this Agreement;

(iv)	the Company’s and its affiliates’ information, knowledge, or data concerning its financial data, including financial statements and projections, pricing information, costs, sales, budgets, and profits; business plans such as products and services under development, clinical trials, proposals, presentations, potential acquisitions under consideration, and marketing strategies; manufacturing processes; organizational structures, such as names of employees, consultants, and their positions and compensation schedules; customer information such as surveys, customer lists, lists of prospective customers, customer research, customer meetings, customer account records, sales records, training and servicing materials, programs, techniques, sales, and contracts; supplier and vendor information including lists and contracts; relational data models, company manuals and policies, computer programs, software, disks, source code, systems architecture, blue prints, flow charts, and licensing agreements; and/or

(v)	any document marked “Confidential”, or any information that Jenusaitis has been told is “Confidential” or that Jenusaitis might reasonably expect the Company or its affiliates would regard as “Confidential,” or any information that has been given to the Company or its affiliates in confidence by customers, suppliers, or other persons.
(b)	Confidentiality Obligations. Jenusaitis agrees to hold all Confidential and Proprietary Information in the strictest confidence both during the Consulting

Term and after the Consulting Services with the Company are voluntarily or involuntarily terminated for any reason. To this end, Jenusaitis shall:
(i)	not make, or permit or cause to be made, copies of any Confidential and Proprietary Information, except as necessary to carry out the Company’s duties as prescribed by the Company;

(ii)	not disclose or reveal any Confidential and Proprietary Information, or any portion thereof, to any person or company who is not under a legal or contractual obligation to the Company to hold such information confidential;

(iii)	take all reasonable precautions to prevent the inadvertent disclosure of any Confidential and Proprietary Information to any unauthorized person;

(iv)	acknowledge that the Company is the owner of all Confidential and Proprietary Information and agree not to contest any such ownership rights of the Company, either during or after Jenusaitis’s employment or consulting relationship with the Company;

(v)	upon termination of the Consulting Services or employment or upon request by the Company, deliver promptly to the Company all Confidential and Proprietary Information and all the Company documents and property, whether confidential or not, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, programs, databases, and other documents or materials, whether in hard copy, electronic, or other form, including copies thereof, whether prepared by Jenusaitis or the Company, and all equipment furnished to Jenusaitis in the course of or incident to employment, including any laptop computer and all data contained on such computer; and

(vi)	permit the Company to inspect personal computers and/or cell phones, including any Personal Data Assistant, Blackberry, or other handheld device belonging to Jenusaitis, at the time the Jenusaitis’s employment and/or Consulting Services are terminated and to remove from such personal property all data belonging to the Company if Jenusaitis used such personal property to conduct the Company business.
(c)	Obligations to Third Parties. Jenusaitis understands and acknowledges that the Company has a policy prohibiting the receipt or use by the Company of any confidential information or trade secret protected information in breach of Jenusaitis’s obligations to third parties and the Company does not desire to receive any confidential information under such circumstances. Accordingly, Jenusaitis will not disclose to the Company or use in the performance of any duties for the Company any confidential information in breach of an obligation to any third party. Jenusaitis represents that Jenusaitis has informed the Company, in writing, of any restriction on Jenusaitis’s use of a third party’s confidential information that conflicts with any obligations under this Agreement.
7.	Other Endeavors by Jenusaitis. The Company recognizes and agrees that Jenusaitis shall be free to engage in other employment, business, political and/or nonprofit activities not directly related to the business of the Company or its affiliates, provided, however, that such activities do not constitute a breach of his commitments to the Company in this Agreement, and provided, further that Jenusaitis does not purport to act on behalf of the Company or otherwise represent any affiliation with the Company in connection with his participation in such activities.

8.	Governing Law: Venue. This Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. Any dispute relating to this Agreement shall be filed in the state or federal courts within the State of Minnesota, Hennepin County.

9.	Entire Agreement. This Agreement contains all the understandings and agreements between the parties concerning Jenusaitis’s consulting relationship with the Company and supersedes any and all prior agreements and understandings, whether written or oral, relating to the matters addressed in this Agreement. The parties agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. Any modification of or addition to this Agreement must be in writing and manually signed by Jenusaitis and an executive officer of the Company.

10.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.	Contemporaneous Agreement. ev3 and Jenusaitis acknowledge and agree, notwithstanding anything to the contrary herein, that they have entered into a Separation Agreement and Release of Claims (“Separation Agreement”) contemporaneously herewith. Jenusaitis’s rights under such Separation Agreement, including, but not limited to, his right to receive Special Consideration, as defined therein, shall not be altered, reduced, or affected by his execution of this Agreement, his performance of Consulting Services, or by any actual or purported breach of his obligations hereunder.
          IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date set forth in the first paragraph.

Micro Therapeutics, Inc. d/b/a
ev3 Neurovascular

/s/ Greg Morrison	/s/ Matthew Jenusaitis

By: Greg Morrison	Matthew Jenusaitis
Its: Senior Vice President, Human Resources